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Exhibit 10.13

INDEMNIFICATION AGREEMENT

        This INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of June 24, 2005, is entered into by and among Discovery Holding Company, a Delaware corporation ("DHC"), and Advance/Newhouse Programming Partnership, a New York partnership ("Newhouse"). The term "parties" shall be deemed to refer to the parties to this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in the Letter Agreement (as defined below).

RECITALS

        WHEREAS, each of Newhouse, Cox Communications Holdings, Inc., a Delaware corporation ("Cox"), and LMC Discovery, Inc. ("LMC Discovery") own shares of the common stock of Discovery Communications, Inc., a Delaware close corporation ("Discovery"), and are parties to that certain Shareholders Agreement of Discovery, dated as of November 30, 1991, as amended (the "Shareholders Agreement");

        WHEREAS, at the time of the Distribution (as defined below), LMC Discovery will be an indirect wholly-owned subsidiary of DHC;

        WHEREAS, Liberty Media Corporation, the ultimate parent corporation of DHC prior to the Distribution, plans to distribute (the "Distribution") to its stockholders the shares of common stock of DHC;

        WHEREAS, following the Distribution, DHC will be a separate public company with its common stock registered pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and listed and traded on a national security exchange or NASDAQ;

        WHEREAS, concurrently herewith DHC and Discovery are entering into a letter agreement (the "Letter Agreement") which provides for certain arrangements relating to the provision of financial and other information regarding Discovery and its subsidiaries in connection with certain public filings and disclosures of DHC;

        WHEREAS, pursuant to the Shareholders Agreement, Discovery is required to obtain the consent of the stockholders of Discovery prior to entering into the Letter Agreement;

        WHEREAS, Newhouse Programming Holdings Corp. (the "Newhouse Partner") owns a 65% general partner interest in Newhouse, and Advance Programming Holdings Corp. (the "Advance Partner" and, together with the Newhouse Partner and any successor in interest to the general partner interest in Newhouse of the Newhouse Partner or the Advance Partner, the "Partners" and each a "Partner") owns a 35% general partner interest in Newhouse; and

        WHEREAS, Newhouse has requested that DHC provide indemnification to Newhouse, its Partners and the Affiliates of its Partners and their respective directors, stockholders or other equity holders, officers, employees and agents with respect to Losses (as defined below) arising out of or resulting from the disclosure or dissemination of certain information by DHC.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
EXCULPATION; INDEMNIFICATION; CONSENT

        1.1   Exculpation. DHC agrees that none of Newhouse, either Partner or any Affiliate of either Partner, or any of their respective officers, directors, stockholders or other equity holders, employees or agents will be liable to DHC or any wholly owned subsidiaries of DHC for any loss, liability, claim, cost, damage or expense based upon, arising out of or related to any DHC Report or information about Discovery or other information disseminated by DHC, any Discovery Information furnished by Discovery to DHC or the performance by any member of the Discovery Group or any of its directors, Chairman, officers, employees or agents of Discovery's obligations under the Letter Agreement; provided, however, that the provisions of this Section 1.1 will not limit or be deemed to release, Newhouse, either Partner or any Affiliate of a Partner or any of their respective directors, stockholders or other equity holders, officers, employees or agents, from any liability based upon, arising out of or resulting from (x) the dissemination, disclosure or use of information concerning the Discovery Group made by any such person, (y) any such person's willful misconduct or (z) the purchase or sale by any such person of securities issued by DHC (or any right to purchase or sell such securities, or any other right the value of which is determined by reference to any securities issued by DHC (collectively, "DHC Derivative Securities")). For purposes of this Agreement, the term "person" shall mean any human being, corporation, partnership (general or limited), limited liability company, joint venture, trust, business trust or other entity.

        1.2   Indemnification by DHC.

        (a)   DHC hereby agrees to indemnify and hold harmless each of Newhouse, each Partner and the Affiliates of each Partner and their respective directors, stockholders or other equity holders, officers, employees and agents (each, an "Indemnitee") from and against any Losses, as incurred, based upon, arising out of or related to any claims, actions, proceedings, lawsuits or investigations (collectively, "Actions") commenced or brought by any person (including, without limitation, DHC or any Affiliate of DHC) other than any Discovery Indemnitee (other than a Discovery Indemnitee in its capacity if applicable, as a stockholder of DHC), or Newhouse, Cox or any Affiliate of either or both of Cox or Newhouse (or an Affiliate of a Partner), against such Indemnitee based upon, arising out of or related to any DHC Report or information about Discovery or other information disseminated by DHC, any Discovery Information furnished by Discovery to DHC or the performance by any member of the Discovery Group or any of its directors, Chairman, officers, employees or agents of Discovery's obligations under the Letter Agreement; provided, however, that DHC will not be obligated to indemnify any Indemnitee with respect to any Losses which are based upon, arise out of or result from (x) the willful misconduct of any Indemnitee, (y) any purchase or sale by any Indemnitee of securities issued by DHC or DHC Derivative Securities, or (z) the dissemination, disclosure or use by any Indemnitee of information concerning the Discovery Group. In connection with any such Action for which it is obligated to indemnify any Indemnitee, DHC will assume and control the defense thereof, and, following such assumption by DHC, any fees and expenses of counsel incurred by such Indemnitee in connection with its participation in the defense of any such Action will be for such Indemnitee's account and will not be subject to indemnification pursuant to this Section 1.2(a); provided, however, that in the event that Newhouse, on behalf of the Indemnitees, reasonably determines, based upon advice of outside counsel who is reasonably acceptable to DHC, that there are one or more legal defenses available to the Indemnitees in such Action which are different from or in addition to those available to DHC which would cause a conflict of interest between the Indemnitees and DHC in the conduct of the defense of such Action, then the reasonable fees and expenses of separate counsel for the Indemnitees will be borne by DHC, which counsel will be selected by Newhouse subject to the reasonable approval of DHC, on behalf of the Indemnitees; provided, that (x) DHC will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees with respect to any Action or separate but substantially similar or related Actions or Actions arising out of the same general allegations or circumstances (collectively, "Related Actions") and (y) to the extent that DHC is required to indemnify any Discovery Indemnitees or Other Indemnitees that are not Indemnitees (together with the Discovery Indemnitees, the "Additional Discovery Indemnitees") in connection with any such Action or Related Action and to pay the fees and expenses of separate counsel for any Additional Discovery Indemnitees, DHC will not be required to pay the reasonable fees and expenses of separate counsel for the Indemnitees and separate counsel for the Additional Discovery Indemnitees, unless Discovery, on behalf of the Indemnitees and the Additional Discovery Indemnitees, reasonably determines, based upon advice of Outside Counsel, that there are additional or different legal defenses available to the Additional Discovery Indemnitees, on the one hand, and the Indemnitees, on the other hand, in such Action or Related Actions which would cause a conflict of interest between the Indemnitees and the Additional Discovery Indemnitees in the conduct of the defense of such Action or Related Actions. "Losses" means any loss, liability, cost, damage or expense (including, without limitation, reasonable attorneys' fees) related to an Action for which an Indemnitee is entitled to indemnification pursuant to this Agreement and will not include any loss, liability, claim, cost, damage or expense paid, payable or incurred by any member of the Discovery Group or any diminution in value of the Discovery Group or a Discovery Stockholder's or its Affiliate's (which, in the case of Newhouse, includes the Affiliates of a Partner) interest, direct or indirect, in the value of the Discovery Group.

        (b)   If the indemnification provided for in this Agreement is for any reason held unenforceable or otherwise unavailable to an Indemnitee (other than pursuant to the terms hereof), then DHC will contribute to the amount paid or payable by an Indemnitee as a result of such Loss in such proportion as is appropriate to reflect the relative benefits to DHC on the one hand and such Indemnitee on the other hand, in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such persons as well as any relevant equitable considerations.

        1.3   Newhouse Consent. Newhouse, on behalf of itself and its successors and assigns, hereby irrevocably consents to and approves the execution, delivery and performance of the Letter Agreement by Discovery for purposes of the Shareholders Agreement.

ARTICLE II
GENERAL PROVISIONS

        2.1   Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party; provided that Newhouse or any Affiliate thereof to which this Agreement has been assigned hereunder may assign this Agreement and any of its rights, interests and obligations hereunder to an Affiliate thereof without such consent. Any such assignment in contravention of this Agreement will be void and will not relieve the assigning party of any obligation hereunder. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

        2.2   Amendments. This Agreement may not be amended or modified except pursuant to a writing executed by the parties hereto. Any consent given by a party hereunder will be in writing.

        2.3   Third Parties. Except with respect to the exculpation and indemnification of any Indemnitee pursuant to Sections 1.1 and 1.2, nothing in this Agreement, whether express or implied, will be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement.

        2.4   Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules of such State to the extent such rules would require the application of the law of another jurisdiction.

        2.5   Jury Trial Waiver. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        2.6   Termination. This Agreement may be terminated (i) by mutual written consent of the parties hereto or (ii) by DHC, in the event that the Letter Agreement is terminated by DHC pursuant to Section 9(b)(iii) of the Letter Agreement. Upon any termination of this Agreement pursuant to this Section 2.6, the provisions of this Agreement will be of no further force and effect (other than Section 1.3 which shall remain in full force and effect), provided that no such termination will affect the liabilities and obligations of the parties with respect to matters arising in respect of periods prior to such termination.

        2.7   Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same instrument and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

        2.8   Notices. All notices and other communications required or permitted to be given by any provision of this Agreement will be in writing and sent (a) by hand or overnight courier, or (b) by facsimile or email transmission (with acknowledgment received) confirmed by regular first class mail addressed to the intended recipient as follows, or to such other address as may be specified from time to time by like notice to the parties:

    If to DHC:

    Discovery Holding Company
    12300 Liberty Boulevard
    Englewood, Colorado 80112
    Telecopy: (720) 875-5382
    Attention: Legal Department
    Email: cyt@libertymedia.com

    with copies to:

    Baker Botts L.L.P.
    30 Rockefeller Plaza
    New York, New York 10112
    Telecopy: (212) 259-2530
    Attention: Frederick H. McGrath, Esq.
    Email: Frederick.McGrath@bakerbotts.com

    If to Newhouse:

    Advance/Newhouse Programming Partnership
    5015 Campus Drive
    East Syracuse, New York 13057
    Telecopy: (315) 463-4127
    Attention: Robert Miron
    Email: rjm@advancenewhouse.com

    with copies to:

    Sabin, Bermant & Gould
    Four Times Square
    23rd Floor
    New York, NY 10036
    Telecopy: (212) 381-7226
    Attention: Craig D. Holleman, Esq.
    Email: cholleman@sbandg.com

Any party may from time to time specify a different address for notices by like notice to the other party. All notices and other communications given in accordance with the provisions of this Agreement will be deemed to have been given and received (i) when delivered by hand or transmitted by facsimile or email (subject to acknowledgment of receipt) and, in the case of facsimile or email only, a copy of such notice is sent to the recipients no later than the next business day by a reliable overnight courier service, with acknowledgment or receipt) or (ii) one business day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

        2.9   Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        2.10 Entire Agreement. This Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

DISCOVERY HOLDING COMPANY
By:	/s/ CHARLES Y. TANABE Charles Y. Tanabe Senior Vice President
ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP
By:	ADVANCE PROGRAMMING HOLDINGS CORP., a General Partner
By:	/s/ WILLIAM A. FUTERA William A. Futera Executive Vice President

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INDEMNIFICATION AGREEMENT